Exhibit 11


                       Riverview Savings Bank, FSB

        Statement Regarding Computation of Earnings Per Share
                             (unaudited)



                                                    Year Ended March 31,
                                              --------------------------------
                                              1997         1996        1995
                                              ----        ------      ------

Earnings Applicable to Common Stock ....... $2,008,000   $2,613,000   $2,446,000
Net Income Available for Fully-Diluted
 Common Stock.............................. $2,008,000   $2,613,000   $2,446,000
Average Common Shares Outstanding..........  2,374,077    2,362,450    2,348,306
  Stock Options............................     41,523       28,737       20,141
Fully-Diluted Common Stock.................  2,415,600    2,391,187    2,368,447
Fully-Diluted Earnings Per Share of Common
  Stock...................................       $0.83        $1.09        $1.03


Note: Primary earnings per share are computed on the weighted daily average number of common shares outstanding each year. Outstanding stock options are common stock equivalents but are excluded from primary earnings per share computations due to immateriality.